Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS
FIRST QUARTER FINANCIAL RESULTS

HILLSBORO, OR - April 26, 2007 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the first quarter ended March 31, 2007.

For the first quarter, revenue was $58.1 million, an increase of one percent from the $57.5 million reported in the same quarter a year ago, and a decrease of six percent from the $61.8 million reported in the prior quarter.

FPGA revenue for the first quarter was $11.9 million, up 10 percent from the $10.8 million reported in the same quarter a year ago, and up slightly from $11.8 million reported in the prior quarter. PLD revenue for the quarter was $46.3 million, a one percent decrease over the $46.7 million reported in the same quarter a year ago, and a decrease of seven percent from prior quarter revenue of $50.0 million.

New product revenue for the first quarter was $4.8 million, up 126% from the $2.1 million reported in the same quarter a year ago, and up 17% from $4.1 million reported in the prior quarter.

Other income for the first quarter of 2007 was $3.0 million and included a $0.7 million gain related to the extinguishment of outstanding zero coupon convertible notes.

Net loss for the first quarter was $4.4 million ($0.04 per share), as compared to a net loss of $0.8 million ($0.01 per share) reported in the same quarter a year ago, and prior quarter net income of $0.9 million ($0.01 per share). These results include non-cash amortization charges, stock based compensation expense and restructuring charges, which total $3.9 million and $3.6 million for the first quarter of 2007 and 2006, respectively, and $3.8 million for the fourth quarter of 2006. Excluding these charges, net loss for the quarter was $0.5 million as compared to net income of $2.8 million for the comparable quarter a year ago, and net income of $4.8 million for the fourth quarter of 2006.

During the first quarter we paid $37.5 million in cash to Fujitsu, which completed our $125.0 million wafer pre-payment obligation under our foundry agreement.  During the quarter we also paid $19.6 million for the repurchase of our zero coupon convertible notes.

“Industry conditions continued to be challenging during the first quarter primarily driven by weakness in the communications and computing end markets and continuing customer inventory corrections.  This resulted in an anticipated decline in our overall revenue,” said Steve Skaggs, Lattice’s President and Chief Executive Officer. “Nonetheless, we were encouraged by the relative performance of our New products and our FPGA business last quarter.  Looking forward, we are currently seeing signs of improvement in industry conditions and consequently anticipate sequential revenue growth in the second quarter.”

First Quarter Business Highlights:

•                  Announced the production qualification and release to high-volume manufacturing of the high-performance, 90 nanometer, LatticeSCTM FPGA family;

•                  Announced the production qualification and release to high volume manufacturing of the low-cost, 90 nanometer, LatticeECP2TM and LatticeECP2MTM FPGA families;

•                  Introduced the industry’s first 533Mbps Double Data Rate 2 (DDR2) memory controller intellectual property core supporting the low-cost LatticeECP2/M FPGA families as well as similar support for the high performance LatticeSC family;

•                  Introduced the industry’s first burst mode receiver reference design, delivering 1.25 Gbps speeds for Gigabit Passive Optical Networks (“GPON”), to support the LatticeSC family.  This design utilizes Lattice’s unique Adaptive Input Logic (AIL) block and high-speed I/O to achieve differentiated performance for customers currently developing GPON equipment;

•                  Introduced FreedomChipTM, an innovative cost-reduction path for the LatticeSC family.  The FreedomChip methodology allows customers to seamlessly convert to a pin-compatible device, tested to their specific design with industry standard ASIC test coverage and techniques, and realize a 30 to 75 percent price reduction for high volume designs;

•                  Announced the immediate availability of a SIG compliant PCI Express version 1.1 intellectual property core family supporting the low-cost LatticeECP2MTM family with integrated SERDES transceivers;

•                  Won “Product of the Year” honors from both Electronics Product magazine and the editors of Analog Zone for the ground breaking LatticeECP2M family.  In addition, this product was named a finalist for the Design Vision award sponsored by the International Engineering Consortium, the only programmable logic product so honored.  The LatticeECP2M family is the first FPGA family to offer high-capacity memory and high-performance SERDES I/O in combination with a low-cost FPGA fabric and offers unique benefits to customers.

Business Outlook — June 2007 Quarter:

•      Sequential quarterly revenue is expected to be flat to up 4%;

•      Gross margin percentage is expected to be approximately 55% to 56%;

•                  Total operating expenses are expected to be approximately $35 million;

•                  Intangible asset amortization is expected to be approximately $2.7 million; and

•                  Other income is expected to be approximately $3.5 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net (loss) income. This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net (loss) income excludes amortization of intangible assets, stock-based compensation and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options and restricted stock units granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions. Restructuring charges consist of expenses and subsequent adjustments incurred under our corporate restructuring plan that took place in the fourth quarter of fiscal 2005, and include items such as separation packages, costs to vacate space under long-term lease arrangements, the cost to write-off an intellectual property license and other related expenses.

Non-GAAP net (loss) income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net (loss) income, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net (loss) income, which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

On April 26, 2007, Lattice will hold a telephone conference call at 2:00 pm (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On June 14, 2007, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the “Business Outlook - June 2007 Quarter” section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), FreedomChip, ispClock, ispGDX2, ispXPGA, ispGDXV, ORCA, ispLSI, LatticeECP, LatticeECP2, LatticeECP2M, LatticeSC, LatticeXP, MachXO, ispMACH, ispPAC and specific product  designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended
Description	March 31, 2007	December 30, 2006	April 1, 2006
	(unaudited)	(unaudited)	(unaudited)

Revenue	$58,107	$61,832	$57,452

Costs and expenses (1):
Costs of products sold	26,218	26,872	25,145
Research and development	22,008	20,272	20,351
Selling, general and administrative	14,566	14,960	13,689
Amortization of intangible assets (2)	2,667	2,666	2,813
Restructuring (3)	(130)	(7)	119

Total costs and expenses	65,329	64,763	62,117
Loss from operations	(7,222)	(2,931)	(4,665)

Other income, net	3,008	4,230	4,047

(Loss) income before provision for income taxes	(4,214)	1,299	(618)

Provision for income taxes	169	362	189

Net (loss) income	$(4,383)	$937	$(807)

Basic net (loss) income per share	$(0.04)	$0.01	$(0.01)

Diluted net (loss) income per share	$(0.04)	$0.01	$(0.01)

Shares used in per share calculations:

Basic	114,688	114,509	113,791

Diluted (4)	114,688	115,906	113,791

   Notes:

(1) As a result of the restructuring implemented in the fourth quarter of 2005, the Company realigned certain departments and job responsibilities in 2006.  Due to these changes, the Company reviewed its historical cost center allocations and has reclassified these to reflect post-restructuring operations.  Amounts previously reported in the first quarter of 2006 have been reclassified to be consistent with the approach applied in the fourth quarter of 2006 and the first quarter of 2007.

(2) Intangible assets subject to amortization aggregate $13.0 million, net, at March 31, 2007 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002 and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(3) Represents costs and adjustments incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005.

(4) For the quarter ended December 30, 2006, the computation of diluted earnings includes the effects of stock options, as they are dilutive. For all other periods presented, the effects of stock options are excluded, as they are antidilutive. The effects of Zero Coupon Convertible Notes are excluded in the computation of basic and diluted earnings per share for all periods presented, as the effect was antidillutive.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income

(in thousands)

	Three months ended
	March 31, 2007	December 30, 2006	April 1, 2006
	(unaudited)	(unaudited)	(unaudited)

GAAP net (loss) income	$(4,383)	$937	$(807)
Reconciling items:
Amortization of intangibles (1)	2,667	2,666	2,813
Stock-based compensation	1,389	1,161	707
Restructuring (2)	(130)	(7)	119
Non-GAAP net (loss) income	$(457)	$4,757	$2,832

Reconciliation of GAAP Net (Loss) Income per Share to Non-GAAP Net (Loss) Income per Share

	Three months ended
	March 31, 2007	December 30, 2006	April 1, 2006
	(unaudited)	(unaudited)	(unaudited)
Basic and Diluted (4):
GAAP net (loss) income	$(0.04)	$0.01	$(0.01)
Reconciling items:
Amortization of intangibles (1)	0.02	0.02	0.02
Stock-based compensation	0.01	0.01	0.01
Restructuring (2)	—	—	—
Non-GAAP net (loss) income	$(0.00)	$0.04	$0.02
Shares used in per share calculations:
Basic	114,688	114,509	113,791
Diluted (3)	114,688	115,906	114,019

Notes:

(1) Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002 and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002.

(2) Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements and adjustments primarily relate to sublease income.

(3) For the quarter ended March 31, 2007, the computation of diluted earnings excludes the effect of stock options, as they are antidilutive.  For all other periods presented, the effects of stock options are included, as they are dilutive. The effects of Zero Coupon Convertible Notes are excluded in the computation of basic and diluted earnings per share, as the effect was antidillutive.

(4) Per share amounts may differ due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	March 31,	December 30,
Description	2007	2006
	(unaudited)

Assets
Current assets:
Cash and short-term investments	$169,656	$233,208
Accounts receivable, net	28,659	22,545
Inventories	40,311	38,816
Other current assets	37,071	35,474
Total current assets	275,697	330,043

Property and equipment, net	47,228	46,696
Foundry investments, advances and other assets	101,749	109,964
Goodwill and other intangible assets, net (1)	236,536	239,203

	$661,210	$725,906

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$44,212	$85,016
Deferred income and allowances on sales to distributors	7,548	6,230
Other current liabilities	—	20,480
Total current liabilities	51,760	111,726

Zero Coupon Convertible Notes due in 2010	89,120	89,120
Other long-term liabilities	5,639	15,488
Total liabilities	146,519	216,334

Stockholders’ equity	514,691	509,572

	$661,210	$725,906

Note:

(1) At March 31, 2007, includes approximately $223.6 million in goodwill and $13.0 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

Operations Information	Q107	Q406	Q106
Percent of Revenue (1):
Gross Margin	54.9%	56.5%	56.2%
R&D Expense	37.9%	32.8%	35.4%
SG&A Expense	25.1%	24.2%	23.8%
Restructuring	(0.2)%	—	0.2%

Depreciation Expense ($000)	3,383	3,292	2,956
Net Capital Expenditures ($000)	3,915	2,730	2,754

Balance Sheet Information
Current Ratio	5.3	3.0	5.7
A/R Days Revenue Outstanding	45	33	40
Inventory Months	4.6	4.3	3.9

Revenue% (by Product Family)
FPGA	20%	19%	19%
PLD	80%	81%	81%

Revenue% (by Product Classification)
New	8%	7%	4%
Mainstream	48%	52%	44%
Mature	44%	41%	52%

Revenue% (by Geography)
Americas	23%	22%	30%
Europe (incl. Africa)	22%	20%	27%
Asia	55%	58%	43%

Revenue% (by End Market)
Communications	45%	45%	50%
Computing	11%	15%	18%
Industrial & Other	32%	27%	26%
Consumer & Automotive	12%	13%	6%

Revenue% (by Channel)
Direct	62%	66%	60%
Distribution	38%	34%	40%

New:	LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B,ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs

Note:

(1) Q106 amounts have been reclassified to be consistent with the current period.